          As filed with the Securities and Exchange Commission on April 15, 1998
                                        Registration Statement No. 333-_________
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM S-3

                            ----------------------

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ----------------------

                               FONIX CORPORATION
            (Exact name of registrant as specified in its charter)

                            ----------------------

           DELAWARE                                   22-2994719
  (State or other jurisdiction           (I.R.S. Employer Identification No.)
of incorporation or organization)

                             1225 EAGLE GATE TOWER
                          60 EAST SOUTH TEMPLE STREET
                          SALT LAKE CITY, UTAH 84111
                                (801) 328-0161
                       (Address, including zip code, and
                    telephone number, including area code,
                           of registrant's principal
                              executive offices)

                            ----------------------

                           JEFFREY N. CLAYTON, ESQ.
                             VICE PRESIDENT/LEGAL
                               FONIX CORPORATION
                             1225 EAGLE GATE TOWER
                          60 EAST SOUTH TEMPLE STREET
                          SALT LAKE CITY, UTAH 84111
                                (801) 328-0161
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                                   COPY TO:
                            JEFFREY M. JONES, ESQ.
                     DURHAM, EVANS, JONES & PINEGAR, P.C.
                        50 SOUTH MAIN STREET, SUITE 850
                          SALT LAKE CITY, UTAH 84111

   Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________.

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================
                                                        PROPOSED         PROPOSED
                                                         MAXIMUM         MAXIMUM
                                       AMOUNT           AGGREGATE       AGGREGATE       AMOUNT OF
TITLE OF CLASS OF SECURITIES           TO BE              PRICE          OFFERING      REGISTRATION
TO BE REGISTERED                     REGISTERED         PER SHARE         PRICE            FEE
---------------------------------------------------------------------------------------------------

Common Stock,                   6,666,666 shares(1)    $4.71875 (2)   $31,458,330 (2)       $ 9,280
$.0001 par value per share

Common Stock,                   4,410,256 shares(3)    $4.71875 (2)   $20,810,896 (2)       $ 6,139
$.0001 par value per share
                                =================                     ===========           =======
    Totals                      11,076,922 shares                     $52,269,225           $15,419
---------------------------------------------------------------------------------------------------

(1)  All shares offered for resale by the Selling Stockholders.

(2) The fee is estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of the Company's Common Stock as reported on the Nasdaq SmallCap Market on April 13, 1998.

(3) Represents estimate of number of shares ("Reset Shares") issuable by the Company pursuant to a "reset adjustment" in connection with which the Company has agreed with the Selling Shareholders that the Company will issue additional shares of Common Stock for no additional consideration in certain circumstances. [See Selling Stockholders--Reset Provision]

     Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions or to provide for changes in the number of shares of Common Stock as are issuable as Reset Shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) OF THE ACT, MAY DETERMINE.

==============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS                            SUBJECT TO COMPLETION DATED APRIL 15, 1998


                          [LOGO OF FONIX CORPORATION]


                               FONIX CORPORATION

                               11,076,922 SHARES
                   COMMON STOCK, PAR VALUE $.0001 PER SHARE

     This Prospectus relates to 11,076,922 shares of Common Stock, $.0001 par value, (the "Shares") of fonix corporation, a Delaware corporation (the "Company", the "Registrant" or "fonix") consisting of: (i) 6,666,666 shares of stock issued or issuable pursuant to a private placement of the Company's Common Stock in March 1998, and (ii) 4,410,256 shares of Common Stock that may be issuable by the Company pursuant to a "reset" agreement with the seven selling shareholders (the "Selling Shareholders") as part of the March 1998 private placement in connection with which the Company has agreed to issue additional shares of Common Stock for no additional consideration if the average market price of the Company's Common Stock is less than $5.40 per share during two 60-day periods the first of which will end, at the earliest, 60 days after the effectiveness of this registration statement (the "First Reset Period"), and the second of which will end, at the earliest, 61 days after the end of the First
Reset Period (the "Second Reset Period").   See "The Company" and "Selling
Stockholders." All of the securities registered hereby are, or will be as of the time issued, owned of record by seven selling stockholders (the "Selling Stockholders") and are hereby offered for resale by such Selling Stockholders. The Company will receive no proceeds from the sale of such Shares. To the extent the Shares were issued as of the date hereof, and if any of the Shares are issued after the date hereof, such issuances will be pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof and the rules and regulations promulgated thereunder. The Shares are being registered by the Company pursuant to Registration Rights Agreements between the Company and the Selling Stockholders as a condition to the Selling Stockholders' acquisition of the Shares in the March 1998 private placement.

     The Shares may be offered, without limitation, by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, from time to time on the Nasdaq SmallCap Market, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution." The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which such Selling Stockholders may be required to make in respect thereof. See "Plan of Distribution". The Company will bear certain expenses incurred in effecting the registration of the Shares. Notwithstanding the inclusion in this Prospectus of the Shares, the Selling Stockholders have no obligation to sell any or all of the Shares.

     The Company's Common Stock, par value $.0001 per share, is listed on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") and traded on the Nasdaq SmallCap Market. The last reported bid price of the Common Stock on the Nasdaq SmallCap Market on April 13, 1998 was $4.6875 per share.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

THE SHARES HAVE NOT BEEN REGISTERED FOR SALE BY THE SELLING STOCKHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF AN EXEMPTION FROM REGISTRATION.

           THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ______________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

-----------------------------------------------------------------------------------
           PRICE TO PUBLIC     UNDERWRITING DISCOUNTS AND     PROCEEDS TO ISSUER OR
                                     COMMISSIONS (1)              OTHER PERSONS
-----------------------------------------------------------------------------------
Per Unit    $     4.6875  (2)             0                           0 (3)
Total       $ 51,923,072  (2)             0                           0 (3)
-----------------------------------------------------------------------------------

     (1)  None, to the Company's knowledge.

     (2) Based on the closing bid price of the Company's Common Stock as reported on the Nasdaq SmallCap Market on April 13, 1998. Represents estimate of price to public, assuming sales of all Shares at closing bid price as of April 13, 1998. The actual price at which the securities covered by this Prospectus may be offered to the public may vary and could be substantially different. See "Selling Stockholders".

     (3) The Company will receive none of the proceeds of sales of the securities offered by this Prospectus. The Company can provide no estimate of the proceeds the Selling Stockholders would receive upon sales of the securities offered by this Prospectus. See "Selling Stockholders" and "Plan of Distribution".



                The date of this Prospectus is April ___, 1997.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants filed electronically with the Commission. The Common Stock of the Company is traded on the Nasdaq SmallCap Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents and materials filed by the Company with the Commission are incorporated herein by reference:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on April 13, 1998;

     (ii) The Company's Current Report on Form 8-K, dated January 28, 1998, filed with the Commission on February 3, 1998;

     (iii) The Company's Current Report on Form 8-K, dated February 11, 1998, filed with the Commission on February 17, 1998;

     (iv) The Company's Current Report on Form 8-K, dated February 23, 1998, filed with the Commission on March 2, 1998, and Amendment No. 1 thereto filed with the Commission on March 5, 1998;

     (v) The Company's Current Report on Form 8-K, dated March 13, 1998, filed with the Commission on March 30, 1998; and

     (vi) The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A, as filed with the Commission on April 1, 1994.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: fonix corporation, 1225 Eagle Gate Tower, 60 East South Temple Street, Salt Lake City, Utah 84111, Attention: Jeffrey N. Clayton, Esq.,
Telephone: (801) 328-0161. Certain of the documents incorporated herein by reference are available at the Commission's World Wide Web site at http://www.sec.gov.

                             _____________________

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                              PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.

THE COMPANY.................fonix corporation (the "Company") is a development stage company engaged in research and development of certain proprietary automated computer voice recognition technologies and related technologies. The Company's present marketing direction is to focus on licensing its technologies to and entering into co-development relationships and strategic alliances with third parties that are participants in the horizontal computer industry (including producers of application software, operating systems, computers and microprocessor chips) or that are research and development entities, including academia, government, industry and commercial speech product developers. The Company intends for the foreseeable future to generate revenues from such licensing fees and strategic partnerships and alliances, rather than from the direct manufacture of products incorporating the Company's proprietary technologies. The Company to date has generated only limited revenues from operations. It has entered into one strategic alliance and licensing arrangement and one collaborative research arrangement. See "The Company".

RISK FACTORS................Any investment in the Shares involves substantial risk. See "Risk Factors".

SECURITIES OFFERED..........11,076,922 shares of the Company's Common Stock, par value $.0001 per share, that are issued or issuable by the Company to the Selling Stockholders. See "Selling Stockholders."

OFFERING PRICE..............All or part of the Shares offered hereby may be sold from time to time in amounts and on terms to be determined by the Selling Stockholders at the time of sale. See "Plan of Distribution".

USE OF PROCEEDS.............The Company will receive no part of the proceeds from the sale of the Shares registered pursuant to this Registration Statement.

SELLING STOCKHOLDERS........The Shares being offered hereby are being offered for the account of the Selling Stockholders specified under the caption "Selling Stockholders".

ADDRESS AND TELEPHONE NUMBER
OF THE COMPANY..............1225 Eagle Gate Tower, 60 East South Temple Street,
                            Salt Lake City, Utah 84111. Tel. (801) 328-0161

NASDAQ SMALLCAP MARKET
TRADING SYMBOL.............."FONX"

                                 RISK FACTORS

AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN CONNECTION WITH THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THE COMPANY IS HEREBY IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS OF THE COMPANY MADE BY OR ON BEHALF OF THE COMPANY. THE COMPANY ADVISES READERS NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS IN LIGHT OF THE RISKS AND UNCERTAINTIES TO WHICH THEY ARE SUBJECT. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS.

     Limited Revenues; Substantial and Continuing Losses; Accumulated Deficit; Future Dilution. Since commencing its business of developing its automatic speech recognition technologies ("ASRT") and certain other proprietary technologies, including data compression and neural network design technologies (collectively the ASRT and such other related technologies are referred to in this Prospectus as the "Core Technologies") until February 1998, the Company had no revenues from operations. In February 1998, the Company received its first revenue under a license granted to Siemens Aktiengesellschaft ("Siemens") related to integrated circuits suitable for certain telecommunications applications. Since its inception, however, the Company has sustained ongoing losses associated with its research and development costs. The Company incurred a net loss of $7,829,508 for the year ended December 31, 1996 and a net loss attributable to Common Stockholders of $25,175,939 for the year ended December 31, 1997. The auditors' reports for the Company's financial statements for fiscal years 1997, 1996 and 1995 include an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern. Losses of this magnitude are expected to continue for the near term and until such time as the Company is able to complete additional licensing or co-development arrangements with third parties which produce revenues sufficient to offset losses associated with the Company's ongoing operating expenses, and there can be no assurance that the Company will achieve profitable operations or that profitable operations will be sustained if achieved. At December 31, 1997, the Company's accumulated deficit was $45,017,476. fonix anticipates incurring additional research and development expenses for the foreseeable future, which will require substantial amounts of additional cash on an ongoing basis. fonix must continue to secure additional financing to complete its research and development activities, and to seek and engage in negotiations with potential strategic alliance partners and otherwise market its technology to industry segments that can incorporate the Company's technologies into their products. fonix believes that the cash generated to date from its financing activities and the Company's ability to raise cash in future financing activities will be sufficient to satisfy its working capital requirements through at least the next twelve-month period. However, there can be no assurance that this assumption will prove to be accurate or that events in the future will not require the Company to obtain additional financing sooner than presently anticipated or preclude the Company from receiving necessary additional capital when and as needed. Furthermore, to the extent that the Company's future financing activities involve the issuance of equity securities or securities convertible into equity securities, additional, and possibly substantial, dilution to the interests of the Company' stockholders will result. Although the Company continues to investigate several financing alternatives, including strategic partnerships, private, debt and equity financing and other sources in relation to its ongoing and research and development activities, there can be no assurance that the current levels of funding or additional funding will be available when needed, or if available will be on terms satisfactory to the Company. Failure to obtain additional financing could have a material adverse effect on the Company, including possibly requiring it to significantly curtail its operations. See December 31, 1997 Form 10-K "Item 1. Description of Business" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Development Stage of fonix's Core Technologies. While the Company generally is pleased with the progress made to date with respect to the research and development of its Core Technologies, at December 31, 1997, there were no products incorporating the Core Technologies. As a development stage company, the Company continues its efforts to enter into revenue-generating licensing and co-development arrangements or strategic alliances with third parties. Other than the arrangements with Siemens and a collaborative research agreement with OGI, the Company has no licensing or co-development agreements with any third party and, other than the non-refundable license fee paid by Siemens, the Company has received no revenue to date from its ASRT. fonix presently anticipates that any products incorporating the Company's Core Technologies would be manufactured and marketed by such third party licensees and co-development and strategic alliance partners such as Siemens, and therefore has no plans to manufacture products incorporating the ASRT for the foreseeable future. There can be no assurance that the Company will be able to license its Core Technologies to third parties other than Siemens or enter into additional co-development or strategic alliance agreements.

     Implementation of Business Strategy. fonix's business strategy is to achieve revenues through appropriate strategic alliances, co-development arrangements and license agreements. To date, the Company has entered into one revenue-generating license and a strategic alliance with Siemens, a strategic collaborative alliance with OGI, and the acquisition of AcuVoice, Inc. Although the Company will receive revenues from the sale of AcuVoice products and technology, only the Siemens agreement has produced revenue to date from the Company's Core Technologies. fonix's ability to implement its strategy fully over the long term, and the ultimate success of this strategy, are subject to a broad range of uncertainties and contingencies, many of which are beyond the Company's control. fonix may not be able to achieve the revenue growth it is seeking as a result of incompatibilities between its Core Technologies and the needs of third-party developers and manufacturers or an unwillingness of companies with existing voice recognition products to integrate the Company's
technologies.   In addition, there can be no assurance that the Company will be able to enter into revenue-generating licensing or co-development arrangements or to implement strategic relationships, or, if entered into, that such strategic relationships will in fact further the implementation of the Company's business strategy.

     Management of Expanded Operations. The Company may not be equipped to successfully manage any future periods of rapid growth or expansion, which could be expected to place a significant strain on the Company's managerial, operating, financial and other resources. The Company is highly dependent upon the efforts of management, and the Company's future performance will depend, in part, upon the ability of management to manage growth effectively (including the growth resulting from the recent acquisition of AcuVoice), which will require the Company to implement additional financial control systems and management information systems capabilities, to further develop its operating, administrative, financial and accounting systems and controls, to maintain close coordination among engineering, accounting, finance, marketing, sales and operations, and to hire and train additional technical and marketing personnel. There is intense competition for management, technical and marketing personnel in the areas of the Company's activities. The loss of the services of any of the Company's management or the failure to attract and retain additional key employees could have a material adverse effect on the Company's business, operating results and financial condition.

     Budget and Cost Overruns; Production Delays. The Company budgets the cost of each project, reviews cost reports and updates its cost projections regularly. However, there can be no assurance that the actual production costs for its projects will remain within budget. Risks such as production delays, higher talent costs, increased subcontractor costs, and other unanticipated events may substantially increase production costs and delay or even prevent completion of the production of any one or more of the Company's projects now or in the future. The failure to remain within budget and timely complete a production may have a material adverse effect on the Company's operations.

     Unproven Market; Risks of New Technology. The market for speech recognition technologies is relatively new. fonix's Core Technologies are new and represent a significant departure from technologies which have already found a degree of acceptance in the nascent voice recognition marketplace. The financial performance of the Company will depend, in part, on the future development, growth and ultimate size of the market for voice recognition products generally, and products incorporating the Company's Core Technologies specifically. Products, if any, incorporating the Company's Core Technologies will compete with more conventional means of information processing (e.g., data entry or access by keyboard or touch-tone phone). fonix believes that there is a substantial potential market for products incorporating speaker-independent, natural language, continuous speech recognition technology with vocabulary contextually sufficient to be useful for general purpose consumer, commercial and industrial use, and capable of operating in real time with acceptable levels of accuracy. Nevertheless, there can be no assurance that any market for the Company's Core Technologies or for products incorporating the Company's Core Technologies will develop, or that the Company's technology will find general acceptance in the marketplace, or that sales of products incorporating the Core Technologies will be profitable. Accordingly, the Company is subject to all of the risks inherent in developing and marketing new products based on new technology, together with the risks associated with market acceptance of such technology, technological obsolescence, inappropriate and/or illegal intellectual property appropriation and inadequate funding to commence and/or sustain operations. Even if the Core Technologies are licensed and products incorporating such technologies are manufactured and marketed, the occurrence of warranty or product liability, or retraction of market acceptance due to product failure, excess product returns or failure of the products to meet market expectations could prevent the Company from achieving or sustaining profitable operations.

     Reliance on Strategic Partners fonix's strategy for commercialization of its Core Technologies depends, in material part, upon the formation of strategic alliances and licensing arrangements and, ultimately, the marketing of a suite of fonix-branded products. To date, the Company has formed only two strategic alliances, with Siemens and OGI, and the Company's ability to generate revenue in association with those alliances is subject to several factors, including the negotiation and execution of and performance under additional agreements with Siemens pertaining to the development and/or application of specific technologies and the joint development of commercially viable technologies under the OGI Agreement and the successful licensing of such technologies to third parties. fonix anticipates that, in addition to the arrangement with Siemens, it will need to enter into additional revenue-generating strategic alliances or co-development arrangements with other parties to fully implement its business strategy, although the Company has not entered into any such additional arrangements to date. There can be no assurance that the strategic alliances with Siemens or OGI will generate substantial royalty or license fees or that the Company will be able to establish additional strategic alliance or licensing arrangements, or if established that any such additional arrangements or licenses will be on terms favorable to the Company, or that any strategic alliances or licensing arrangements ultimately will be successful. Moreover, even under the Siemens or OGI arrangements or any additional licensing or co-development arrangements, if any are signed, the extent of revenues to the Company resulting from such agreements will depend on factors beyond the Company's control such as the timing and extent of manufacture of products incorporating the Company's Core Technologies, the scope of the marketing effort related to such products, the price of any product or products incorporating the Company's Core Technologies, and competition from new or existing products. Additionally, disputes may arise with respect to the ownership of and royalty or other payments for rights to any technology developed with strategic partners. These and other possible disagreements between strategic partners and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which could be time consuming and expensive, and which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Competition and Technological Change. The computer hardware and software industries are highly and intensely competitive. In particular, the speech recognition field and the computer voice and communications industries are characterized by rapid technological change. Competition in the field of speech recognition is based largely on marketing ability and resources and technological superiority. The development of new technology or material improvements to existing technologies by the Company's competitors may render the Company's technology obsolete. Accordingly, the success of the Company will depend upon its ability to continually enhance its Core Technologies to keep pace with or ahead of technological developments and to address the changing needs of the marketplace. Although the Company expects to continue to devote significant resources to research and development activities, there can be no assurance that these activities will allow the Company's Core Technologies to successfully be incorporated into marketable products or to keep pace with changing demands and needs of the marketplace. In addition, there can be no assurance that the introduction of products or technological developments by others will not have a material adverse effect on the Company's operations. Although the Company believes that its Core Technologies could beneficially be incorporated into most existing computer speech recognition applications based on traditional Hidden Markov Models ("HMMs") technology, several companies already manufacture and market computer speech recognition products against which products incorporating the Core Technologies would compete. Some, if not all, of those companies have greater experience in manufacturing and marketing speech recognition products, and some have far greater financial and other resources than the Company and/or its potential licensees and co-developers, as well as broader name-recognition, more-established technology reputations, and mature distribution channels for their products. Multiple computer speech recognition products are presently available that provide continuous speech dictation capabilities. Such products could have the effect of desensitizing the market to new dictation products and increasing the installed base of products incorporating traditional voice recognition technologies.
Additionally, as the market for automatic speech recognition expands and matures, the Company expects more entrants into this already competitive arena. There can be no assurance that the distinguishing characteristics of the Core Technologies as completed and/or as may be enhanced in the future and any products employing such technology will be sufficient to allow the Company to successfully compete in the marketplace.

     Need for Additional Financing. The development of the Company's Core Technologies has required that the Company establish a substantial research and scientific infrastructure consisting of teams of experts in, among others, the fields of computer programming and design, electrical engineering and linguistics, as well as the assembly of certain specialized equipment and developmental and diagnostic software and hardware, some of which has been designed and built exclusively by the Company. fonix has consumed substantial amounts of cash to date in developing this infrastructure and in developing and refining its Core Technologies. During the year ended December 31, 1996, the Company incurred total research and development expenses in the amount of $4,758,012. During 1997, the Company incurred total research and development expenses of $7,066,294. fonix anticipates that its research and development expenditures will continue at present rates or increased rates for the foreseeable future. fonix's actual future capital requirements, however, will depend on many factors, including further development of its Core Technologies, the Company's ability to enter into additional revenue-generating strategic alliance, co-development and licensing arrangements, the progress of the development, manufacturing and marketing efforts of the Company's strategic partners, if any, the level of the Company's activities relating to commercialization rights it may retain in its strategic alliance arrangements, competing technological and market developments, and the costs involved in enforcing patent claims and other intellectual property rights. In the event that substantial amounts of additional financing are required, the Company does not believe it will be able to obtain such financing from traditional commercial lenders. Rather, the Company likely will have to conduct additional sales of its equity and/or debt securities. There can be no assurance that such additional financing will be available if and when, and in the amounts required, by the Company. Moreover, even if such financing is available if and when required, there can be no assurance that such financing will be obtained on terms that are favorable to the Company, and substantial and immediate dilution to existing stockholders likely would result from any sales of equity securities or other securities convertible into equity securities. To the extent that the Company raises additional funds through strategic alliance and licensing arrangements, the Company may be required to relinquish rights to certain of its technologies, or to grant licenses on terms that are not favorable to the Company, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that adequate funds are not available when and as needed, the Company's business would be adversely affected.

     Nasdaq Stock Market Listing Requirements. The Company's Common Stock presently is listed on the Nasdaq SmallCap Market under the symbol "FONX." In order to maintain the continued listing on such market, the Company, like all companies listed on the Nasdaq SmallCap Market, is subject to certain maintenance standards. Since February 23, 1998, companies with securities listed on the Nasdaq SmallCap market are able to satisfy continued listing requirements by reference, among other factors, to their total market capitalization. If the Company fails to meet any of such requirements, there can be no assurance that the Company's Common Stock will not be delisted from the Nasdaq SmallCap Market. If delisted, the Company's Common Stock would likely continue to be traded in the over-the-counter market. Nevertheless, in such event, there can be no assurance that such delisting would not adversely affect the prevailing market price of the Common Stock or the general liquidity of an investment in the Company's Common Stock.

     Intellectual Property Protection. On June 17, 1997, the United States Patent and Trademark Office issued U.S. Patent No. 5,640,490 entitled "A User Independent, Real-time Speech Recognition System and Method." The patent has a 20-year life running from the November 4, 1994 filing date, and has been assigned to the Company. However, there can be no assurance that such patent will be incontestable to a user with prior rights. fonix is unaware of any facts or circumstances suggesting that the Core Technologies or the Company's anticipated use thereof infringes or will infringe any third party intellectual property rights. Regardless of the foregoing, there can be no assurance that the Core Technologies will not infringe upon third party intellectual property rights, nor can there be any assurance that a third party will not assert that the Company has infringed its intellectual property rights, in which case the Company could be involved in protracted and costly litigation which could seriously impede the Company's development or otherwise adversely affect its operations. Additionally, attempts may be made to copy or reverse engineer aspects of the Core Technologies, or to obtain, use or exploit information or methods which the Company deems proprietary. Policing the use of the Core Technologies and perhaps infringing technology is difficult and expensive. Litigation or other action may be necessary in the future to protect the Company's proprietary rights and to determine the validity and scope of the proprietary rights of others. Such litigation or proceedings could result in substantial costs and diversions of resources and management's attention, and could have a material adverse impact upon the Company's business, operating results and financial condition. In addition to patents, the Company relies on proprietary technology that it closely guards as trade secrets. The Company has required nondisclosure and confidentiality agreements to be executed by its employees, potential licensees, and potential strategic alliance and co-development partners, and the Company expects to continue this requirement. However, there can be no assurance that such non-disclosure and confidentiality agreements will be legally enforceable or sufficient to maintain the secrecy of the Company's proprietary technology. Moreover, although the Company presently is seeking patent protection for certain additional technologies, there can be no assurance that such patents will issue or that the Company will be able to sufficiently protect any technologies developed by it in the future.

     Controlling Interest of Related Parties. Thomas A. Murdock, a director, executive officer and founding shareholder of the Company is the trustee of a voting trust into which is deposited a majority of the Company's issued and outstanding Common Stock, which effectively gives Mr. Murdock control of the Company. fonix believes that it will be controlled by Mr. Murdock, as the trustee of the voting trust and one of its founding shareholders, for the foreseeable future.

     Dependence on Key Personnel. fonix is dependent on the knowledge, skill and expertise of several key scientific employees and consultants, including but not limited to John A. Oberteuffer, Ph.D., C. Hal Hansen, Dale Lynn Shepherd, R. Brian Moncur, Tony R. Martinez, Ron Cole, Caroline Henton and E. David Barton, and its executive officers, Messrs. Studdert, Murdock and Dudley. The loss of any of such personnel could materially and adversely affect the Company's future business efforts. Moreover, although the Company has taken reasonable steps to protect its intellectual property rights including obtaining non-competition and non-disclosure agreements from all of its employees, if one or more of the Company's key scientific employees or consultants resigns from the Company to join a competitor (to the extent not prohibited by such person's non-competition and non-disclosure agreement), the loss of such personnel and the employment of such personnel by a competitor could have a material adverse effect on the Company. In the event of loss of any of the Company's key employees or consultants, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its proprietary technology by such former employees or consultants, although the Company's employees and consultants have entered into confidentiality agreements with the Company. fonix does not presently have any key man life insurance on any of its employees.

     Other Demands on Management. In addition to occupying positions as the Company's Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President, respectively, Messrs. Stephen M. Studdert, Thomas A. Murdock and Roger D. Dudley are executive officers and owners of Studdert Companies Corp. ("SCC"), an international investment, finance and management firm based in Salt Lake City, Utah. SCC engages in a variety of commercial activities unrelated to the Company, including but not limited to its present performance under a management services contract with K.L.S. Enviro Resources, Inc.("KLSE"), a Nevada corporation with a class of securities registered under the Exchange Act. Under the agreement there is no specific amount of time required of the SCC principals in connection with SCC's services to KLSE. Since SCC executed the management services contract, there has been no material reduction in the amount of time spent by Messrs. Studdert, Murdock and Dudley in the performance of their duties as executive officers of the Company. fonix estimates that, since January 1, 1997, Messrs. Studdert, Murdock and Dudley, on average, have worked more than 40 hours per week in their respective capacities as executive officers of the Company. Further, in addition to serving as Vice President, Technology for the Company, Dr. John A. Oberteuffer is the sole shareholder and President of Voice Information Associates, Inc. ("VIA"), a company which publishes ASRNews, and provides marketing consulting and other related services to other ASR companies, groups and associations. Under the terms of his employment agreement with fonix, executed in February 1998, Dr. Oberteuffer is not required to devote more than 4 days per week to the business of fonix. Although the Company anticipates that Dr. Oberteuffer can fully discharge all of his duties and responsibilities to the Company by working 4 days per week, the Company has no comparable prior experience with such an arrangement. fonix does not expect there to be in the foreseeable future any material change in the amount of time spent by those persons in their capacities as executive officers of the Company or in the Company's overall operations as a result of the management services contract between SCC and KLSE, or as a result of any other activities of SCC or VIA. However, there can be no assurance that the outside activities of Messrs. Studdert, Murdock, Dudley or Oberteuffer, in connection with SCC, KLSE, VIA or otherwise, will not materially impede their ability to perform as executive officers of the Company, in which case the Company's operations and financial condition could be adversely affected.

     Assets Consisting Primarily of Intangible Intellectual Property Rights. fonix's assets consist primarily of intangible assets, principally intellectual rights such as patents, trademarks and trade secrets, the value of which will depend significantly upon the success of the Company's development of the Core Technologies and its ability to enter into licensing and co-development arrangements with third parties. In the event of default on indebtedness or liquidation of the Company, there can be no assurance that the value of these assets will be sufficient to satisfy its obligations.

     Risks Associated With Pending Litigation. The Company has been named as a defendant in two civil actions. See Annual Report on Form 10-K for the Fiscal
Year Ended December 31, 1997, Part I, Item 3, "Legal Proceedings."   After
consideration of the nature of the claims and the facts relating to these actions, the Company believes that the resolution of them will not have a material effect on the Company's business, financial condition and results of operations; however, the results of these actions, including any potential settlements, are uncertain and there can be no assurance to that effect. At a minimum these actions will result in some diversion of management time and effort from the operation of the business.

     Potential Adverse Effect of Anti-Takeover Provisions. fonix is subject to anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person first becomes an "interested shareholder," unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. These provisions, and other provisions of the Company's Certificate of Incorporation, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interests.

     Possible Volatility of Stock Price. The trading price of the Company's Common Stock has been characterized by wide fluctuations and the Common Stock must be considered a speculative investment. Persons should not invest in fonix Common Stock unless they can bear the economic risks thereof, including the possibility of losing their entire investment. fonix believes that factors such as announcements of developments related to the Company's business, announcements by competitors, the issuance of patents, financings, and other factors have caused the price of the Company's stock and its trading volume to fluctuate, in some cases substantially, and could continue to do so in the future. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company Common Stock. The trading prices of many technology companies' stocks are at or near their historical highs, and reflect price/earnings ratios substantially above historical norms. In the Company's case the absence of revenues from operations before February 1998 indicates that the market price of the Company's Common Stock fluctuates as a result of highly speculative factors.

     Absence of Dividends. fonix has never paid dividends on or in connection with its Common Stock and does not intend to pay any dividends to common shareholders for the foreseeable future.

     Year 2000 Risks. Since its inception, the Company has attempted to leverage technology, including increasingly sophisticated computer hardware and software, in managing the Company's business and operations. Historically, the Company has implemented computer systems for accounting and financial management, purchasing, research, development and design, and other purposes. The computer industry recently has recognized that many existing computer programs, many of which are large, custom-programmed mainframe applications that have continuously been written and amended over a long time period and by a variety of different programmers, use only two digits to identify a year in the date field. Such programs were designed, developed and modified without considering the impact of the upcoming change in the century. If not corrected, many such computer applications could fail or create erroneous results by or at the Year 2000 by erroneously identifying the year "00" as 1900, rather than 2000. Correcting a Year 2000 problem on a large mainframe or network application, however, can be difficult and expensive. In many cases, the original developer of the subject software is either defunct or otherwise unable or unwilling to address the problem. Moreover, because many individuals may have programmed different pieces of a program, and some of them may have died or cannot be located, many companies will be forced to review the code comprising their software on a line-by-line basis, which can take enormous amounts of time and significant financial resources. The Year 2000 issue affects virtually all companies and organizations, including the Company. If a company does not successfully address its Year 2000 issues, it may face material adverse consequences. The Company is in the process of insuring that its internal computer systems are Year 2000 compliant. The Company's own Core Technologies are designed to be Year 2000 compliant. With respect to third-party providers whose services are critical to the Company, the Company intends to monitor the efforts of such providers as they become Year 2000 compliant. Management is presently not aware of any Year 2000 issues that have been encountered by any such third-party which could materially affect the Company's operations. Notwithstanding the foregoing, there can be no assurance that the Company will not experience operational difficulties as a result of Year 2000 issues, either arising out of internal operations, or caused by third-party service providers, which individually or collectively could have an adverse impact on business operations or require the Company to incur unanticipated expenses to remedy any problems.

     Risks Associated with AcuVoice. The business of AcuVoice recently acquired by the Company is also subject to many of the same risks and uncertainties discussed above, including, but not limited to the risks associated with intense competition for text-to- speech products, technological obsolescence and the acceptance of new technologies, the need for additional capital, and introduction of new and unproven technologies. In addition, there are risks to the Company associated with the AcuVoice acquisition. This is the first such acquisition completed by the Company. Accordingly, there may be difficulties and inefficiencies encountered in the process of integrating the business, products and personnel of AcuVoice with those of the Company. It may be some time before any inefficiencies or difficulties are overcome and the Company begins to benefit from economies of scale, synergies from the combination of the business, technology and personnel, and the addition of new products to the Company's business. There can be no assurance that the transition will not involve significant additional expense or result in delays in the expected completion of on-going development products or other business objectives of the Company.

Furthermore, as management of the Company seeks to supervise and manage the activities of AcuVoice, which are conducted at some distance from the primary corporate offices and research facilities of the Company, there may be considerable increase in expense and management time spent in administration of the combined businesses.

                                  THE COMPANY

     The following summary information about the Company should be read in conjunction with the more detailed information contained in Part I, Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

     fonix, a development stage company, is a Delaware corporation engaged in research and development of certain proprietary automatic speech recognition, text-to-speech (speech synthesis), compression and neural network technologies and other human-computer interface technologies and products. fonix licenses its technologies to and has entered into co-development relationships and strategic alliances with third parties that are participants in the horizontal computer industry (including producers of application software, operating systems, computers and microprocessor chips) or are research and development entities, including academia and industry and commercial speech product developers. fonix intends for the foreseeable future to continue this practice and will seek to generate revenues from its proprietary speech recognition technologies from licensing royalties and strategic partnerships and alliances. To date, the Company has entered into two strategic partnerships and one license agreement relating to its automatic speech recognition technologies. The Company received its first revenue from its automatic speech recognition technologies in February 1998.

     The Company created a wholly owned subsidiary in January 1998 for the purpose of acquiring AcuVoice, Inc., a California corporation ("AcuVoice"), in March 1998. AcuVoice has developed and markets text-to-speech or speech synthesis technologies and products directly to end-users, systems integrators and original equipment manufacturers (OEMs) for use in the telecommunications, multi-media, education and assistive technology markets. To date, 96 companies have purchased AcuVoice text-to-speech developer kits and many now have introduced products utilizing AcuVoice technologies. The acquisition of AcuVoice by the Company provides an opportunity to introduce fonix-branded products into the market for the first time in the Company's history.

     The executive offices of the Company are located at 1225 Eaglegate Tower, 60 East South Temple Street, Salt Lake City, Utah 84111, and its telephone number is (801) 328-0161. The executive offices of AcuVoice are located at 84 West Santa Clara Street, Suite 720, San Jose, CA 95113, and its telephone number is (408) 289-1661. The Company also maintains offices in Lexington, Massachusetts and a research facility in Draper, Utah.

     Technology Overview

          Automatic Speech Recognition

     Presently available traditional voice recognition technologies have been used in a variety of products for industrial, telecommunications, business and personal applications. Speech recognition algorithms in software have been developed and refined over the past ten years. However, the increase in processing speed and memory capacity of personal computers has accounted for much of the improvement in traditional speech recognition systems during that period. This improvement includes vocabulary size, recognition accuracy and continuous speech recognition ability. Currently available speech recognition systems for personal computers include speech command systems for navigating the Windows(R) interface and inexpensive, discrete word dictation systems offered by Dragon Systems, IBM, and Lernout & Hauspie. Recently, general and specific vocabulary continuous speech dictation systems also have been introduced by Philips, IBM, Dragon Systems and others. In addition, telephony applications with menu choice systems and small vocabulary dialogue systems have been demonstrated by Nuance, Nortel, and others.

     Despite the nominal advances in performance of such presently available systems, there are significant limitations inherent in all of these systems, each of which continue to use traditional approaches generally based on Hidden Markov Models ("HMMs") technology. These traditional approaches have not appreciably advanced since the late 1980's. Applications based on such traditional speech recognition systems for personal computers all require close-talking microphones in relatively low noise environments and a formal speaking style to achieve acceptable accuracy. In so-called continuous dictation systems, significant adaptation to user speech, speaking style, and content area also are required. These traditional systems are generally restricted to speech recognition for a single individual dictating in a quiet environment; presently available telephony-based systems are even more limited in general functionality.

     The present industry standard methodology, the HMMs, use a general template or pattern matching technique based on statistical language models. Massachusetts Institute of Technology researcher, Dr. Victor Zue, has noted that speech-recognition systems based on such technology

     "utilize little or no specific-speech knowledge, but rely instead primarily on general-purpose pattern-recognition algorithms. While such techniques are adequate for a small class of well- constrained speech recognition problems, their extendibility to multiple speakers, large vocabularies, and/or continuous speech is highly questionable. In fact, even for the applications that these devices are designed to serve, their performance typically falls far short of human performance."

HMMs' widely recognized weaknesses are many: (i) they do not meet the needs for many mass market implementations, (ii) they have limited input feature types,
(iii) they account for only limited context, (iv) they have limited ability to generalize acoustic and language structure, (v) they require training data from the end-user for acceptable performance, (vi) models become extremely large and complex as vocabulary grows, and (vii) there is a lack of hardware parallel processing capability.

     In contrast to HMMs, fonix researchers have developed what the Company believes to be a fundamentally new approach to the analysis of human speech sounds and the contextual recognition of speech. The core fonix automatic speech recognition technologies (the "ASRT" or "Core Technologies") attempt to approximate the techniques employed by the human auditory system and language understanding centers in the human brain. The ASRT use information in speech sounds perceptible to humans but not discernible by current automatic speech recognition systems. They also employ neural net technologies (artificial intelligence techniques) for identifying speech components and word sequences contextually, similar to the way in which scientists believe information is processed by the human brain. As presently developed, the ASRT are comprised of several components including a phonetic sound representation recognition engine, audio signal processing, a feature extraction process, a phoneme estimation process, and a linguistic process consisting of two components, one of which is expert-or rule-based and one of which is based on proprietary neural net technologies (artificial intelligence), that are designed to interpret human speech contextually.

     fonix believes the reliable recognition of natural, spontaneous speech spoken by one or more individuals in a variety of common environments by means of a conveniently placed microphone, all based on its ASRT, will significantly improve the performance, utility and convenience of applications currently based on traditional HMMs technology such as computer interface navigation, data input, text generation, telephony transactions, continuous dictation and other applications. Additionally, the Company believes that its ASRT will make possible major new speech recognition applications such as the transcription of business meetings and conversations, real-time speech-to-speech language translation, natural dialogues with computers for information access and consumer electronic devices controlled by natural language.

     Thus, in the near term, the Company believes that its ASRT will initially offer unique speech processing techniques that will be both complementary and significantly enhancing to currently available speech recognition systems.
fonix intends to continue to license its ASRT, to continue to co-develop the ASRT with research and development groups in government, industry, and academia and ultimately to market a suite of fonix-branded products. As discussed more fully below, fonix recently entered into the Siemens Agreement to conduct joint research and development for applications in the telecommunications industry of certain technologies related to the ASRT. fonix anticipates that it will enter into additional strategic alliances and co-development agreements in other industry segments. In the long term, the Company anticipates that automatic speech recognition systems employing the Company's unique new ASRT will dominate the market and set the industry standard for all automatic speech recognition applications because of its anticipated capacities to overcome the weaknesses of HMMs. In addition, the Company expects that certain elements of its Core Technologies will have industry-leading applications in such non-speech recognition industries, market segments and disciplines as artificial intelligence and data compression. Although these plans represent management's belief and expectation based on its current understanding of the market and its experience in the industry, there can be no assurance that actual results will meet these expectations. See "Certain Significant Risk Factors." In the last two fiscal years, the Company has expended $7,066,294 and $4,758,012 on research and development activities. Since its inception (October 1, 1993), the Company has spent $17,937,293 on research and development of the ASRT. The Company expects that a substantial part of its capital resources will continue to be devoted to research and development of the ASRT and other proprietary technologies for the foreseeable future.

          Text-to-Speech (Speech Synthesis)

     In March 1998, a wholly-owned subsidiary of the Company acquired AcuVoice in a statutory merger. The subsidiary will change its name to AcuVoice, Inc. in the near future and will continue the business of AcuVoice using that name. AcuVoice began in 1986 to develop and market a new approach to synthesized speech, a system using actual recordings of "units" of human speech , i.e., the sound pulsation. Since the unit of speech consists of more than one phoneme (i.e., sound), AcuVoice's approach has been called a "large segment concatenative speech synthesis" approach. Other companies such as DEC and AT&T began in the early 1960s and continue until the present to use a system called "parametric speech synthesis." Parametric systems continue to be plagued with problems of speech quality, because their unit is not an actual recording, but a computer's version of what a human voice sounds like. Poor speech quality also occurs because the parametric unit consists, for the most part, of a single phoneme, such as the "t" in the word "time."

     Although as early as 1994 AcuVoice released versatile prototypes of its system, it was not until early 1996 that the AcuVoice Speech Synthesizer was ready for sale into the telecommunications, multi-media, educational and assistive technology markets. In 1997 AcuVoice won awards as "best text-to-speech" product at the Computer Technology Expo '97 and AVIOS '97. Presently AcuVoice products are being sold to a fast-growing body of end- users, systems integrators and OEMs.

     Employees

     As of March 24, 1998, the Company employed 94 persons. Of this total, 7 persons are employed at AcuVoice.

     Recent Developments

     Consistent with the objectives, vision and strategy of the Company outlined above, fonix has entered into several key transactions in recent months. These are discussed briefly in the following section.

          The Siemens Transaction

     On November 14, 1997, the Company entered into a Master Agreement for Joint Collaboration (the "Siemens Agreement") with Siemens Aktiengesellschaft ("Siemens") pursuant to which the Company and Siemens have agreed to pursue through a strategic alliance, research and development of certain technologies related to the ASRT and the commercialization of such technologies for the telecommunications industry. On February 11, 1998, the Company and Siemens entered into the First Statement of Work and License Agreement contemplated by the Siemens Agreement, pursuant to which Siemens paid the Company a non-refundable license fee (for which the Company has no further obligation) relating to the development and production of the fonix ASRT in integrated circuits suitable for certain telecommunications applications. Siemens also purchased warrants to purchase 1,000,000 shares of Common Stock and was granted an option to purchase Common Stock. The Siemens Agreement provides for the payment to the Company of additional license fees when the Company and Siemens have entered into a further agreement or agreements for the development of specific technologies, although there can be no assurance that such additional agreement or agreements will be entered into by the Company and Siemens.

          The OGI Master Technology Collaboration Agreement

     On October 14, 1997, the Company entered into a Master Technology Collaboration Agreement (the "OGI Agreement") with the Oregon Graduate Institute of Science and Technology ("OGI"), pursuant to which the Company and OGI have agreed to pursue research and development of certain aspects of the Company's ASRT. Under the terms of the first statement of work between the Company and OGI entered into pursuant to the OGI Agreement, the parties are collaborating on advanced ASRT applications for entry in the 1999 DARPA competition. The Defense Advanced Research Projects Agency, or DARPA, has been a major supporter of speech technology research. The OGI Agreement contemplates that the Company and OGI will enter into additional agreements to pursue research and development of other aspects of the ASRT. There can be no assurance that such additional agreements will be entered into by the Company and OGI. OGI is a major academic research and development facility for speech technology and provides fonix with access to leading speech researchers such as Dr. Ron Cole, the director of OGI's Center for Spoken Language Understanding.

          Acquisition of AcuVoice

     On March 13, 1998, the Company acquired AcuVoice. The transaction described below by which the Company acquired AcuVoice is referred to herein as the "Merger." AcuVoice was incorporated in 1984, and since that time has been engaged in the development of a software only text-to-human-speech synthesis technology called "concatenative speech synthesis," now recognized in the speech technology industry as a leading method of achieving natural sounding speech from a computer.

     The Merger was effected by an exchange of restricted shares of fonix Common Stock for the issued and outstanding Common Stock of AcuVoice and a cash payment. A total of 2,692,218 shares of fonix Common Stock were issued in exchange for AcuVoice Common Stock and a total of $8,000,232 was paid in cash, (including amounts paid in lieu of fractional shares). The Closing was deemed to have occurred on March 13, 1998, notwithstanding the fact that certain ministerial acts remain to be completed following that date.

     The Merger will become effective at such time as the Certificate of Merger required under Utah law is filed with the Utah Division of Corporations and Commercial Code and the Secretary of State of California.

     In the fall of 1997, John A. Oberteuffer, Ph.D., a leading expert in the field of speech recognition and speech synthesis technologies, who since March 1997 has served on the fonix Board, and who presently is employed as Vice President--Technology of the Company, introduced the Company to AcuVoice. Dr. Oberteuffer originally met E. David Barton, the Chairman, President and a substantial shareholder of AcuVoice in 1992, but neither Dr. Oberteuffer nor any other officer or director of fonix had any affiliation with or interest in AcuVoice prior to the completion of the Merger.

     AcuVoice released the first versatile prototypes of its system in 1994. By early 1996, the AcuVoice Speech Synthesizer was ready for sale into the telecommunications, multi-media, educational and assistive technology markets. Companies which have purchased developer kits from AcuVoice and are now developing products for the market include IBM, General Motors, Kurzweil Educational Systems, Pratt & Whitney, Octel Communications, Andersen Consulting, NEC, Dialogic, and Bell Atlantic. Companies which have developed products using AcuVoice developer kits, and now are selling or using products containing AcuVoice text-to-speech include AT&T, Motorola, Northern Telecom, Lucky Goldstar (Korea), Aumtech Inc., Mail Call, Inc., IMG, Hurdman Communications (Better Business Bureau), SmartDial, Signet, Concierge, Ultimate Technology, FirstCall, XL Vision, Applied Future Technologies and Productivity Works.

     To the Company's knowledge, no other company has succeeded in developing a versatile system of large segment concatenative synthesis. However, the AcuVoice speech synthesis products compete with other concatenative and parametric speech synthesis products. AcuVoice's main competitors are Lernout &Hauspie, Lucent Technologies, Eloquent Technologies and Apple.

     AcuVoice's competitors offer a range of voices (male, female, child) and languages. AcuVoice is accelerating its current development of a female voice, and is actively pursuing strategic alliances in order to develop synthesis products for major languages other than English.

     fonix believes that the AcuVoice text-to-speech technologies will be an important and complementary addition to the suite of Core Technologies the Company has developed to date and will develop in the future. For example, because both voice synthesis and voice recognition technologies are dependent upon the analysis of human speech patterns, those technologies share many similar challenges, and a solution in one arena often will be portable to the other. Additionally, the Company believes that a state-of-the-art voice synthesis technology, coupled with the Company's Core Technologies, will substantially increase the marketability of both technologies by broadening the potential product applications, thereby increasing the pool of potential licensees of the technologies.

          March 1998 Private Placement

     In March 1998, the Company completed a private placement (the "Offering") of 6,666,666 shares of its restricted common stock to seven separate investment funds which are the Selling Stockholders. The total purchase price to be paid by the Selling Stockholders pursuant to the Offering is $30,000,000. Of that amount, $15,000,000 was provided to the Company on March 12, 1998, in return for which the Company issued a total of 3,333,333 shares of Common Stock, pro rata to the Selling Stockholders in proportion to the amount of the purchase price paid by them. The remainder of the purchase price is to be paid by the Selling Stockholders pro rata according to the amount of their initial installment on the business day (the "Second Tranche Date") following the expiration of the 60-day period following the effectiveness of the registration statement of which this Prospectus is part, provided that, as of such date, certain conditions are satisfied. Specifically, such conditions include the following: (i) that the registration statement covering all of the Common Stock to be issued is effective as of such date, (ii) the representations and warranties of the Company as set forth in the documents underlying the Offering shall be correct in all material respects, (iii) the market price of the Common Stock for the five trading days immediately preceding such date shall exceed $4.50 per share,
(iv) the dollar volume of trading in the Common Stock for the 10-trading-day period preceding such date shall equal or exceed $1,000,000, (v) there shall be at least 18 market makers for the Common Stock, (vi) there shall be no material adverse change in the Company's business or financial condition, and (vii) the Company shall have complied with all of its obligations under the Common Stock Purchase Agreement.

     At the Second Tranche Date and 60 days thereafter, the investors in the Offering will have certain "reset" rights pursuant to which the investors will receive additional shares of Common Stock ("Reset Shares") if the average market price of the Common Stock for the 60-day periods following the registration statement effectiveness date and the Second Tranche Date does not equal or exceed $5.40 per share. The number of Reset Shares that will be issued pursuant to such reset provisions will be determined by dividing (x) the product of (A) the amount by which such 60-day average price is less than $5.40 and (B) the number of shares of Common Stock issued to the investor, by (y) the 60-day average price. The Selling Stockholders also have certain rights of first refusal and other rights if the Company conducts other offerings in the near future with other investors and the terms of such other offerings are more advantageous to such other investors than the terms of the Offering.

          The Synergetics Transaction

     Prior to March 1997, the Company's scientific research and development activities were conducted by an unaffiliated third party, Synergetics, Inc. ("Synergetics"), pursuant to product development and assignment contracts.
Under that arrangement, Synergetics provided personnel and facilities, and the Company financed such scientific research and development activities on an as-required basis. There was no minimum requirement or maximum limit with respect to the amount of funding the Company was obligated to provide to Synergetics and the Company was obligated to use its best efforts in raising all of the necessary funding for the development of the ASRT. Moreover, under the Agreement, the Company, if and when the Company began receiving revenue from sales of the ASRT or products incorporating the ASRT, was obligated to pay a royalty of 10% of such revenues to Synergetics. Synergetics compensated its developers and others contributing to the development effort by granting project shares to share in royalty payments received by Synergetics ("Project Shares"). On March 13, 1997, the Company and Synergetics reached an agreement in principle to modify the Synergetics Agreement ( the "Modification Terms") with regard to the development and assignment of the ASRT. On April 6, 1998, the Company and Synergetics entered into a Royalty Modification Agreement to finalize the Modification Terms. Under the terms of the Royalty Modification Agreement, the Company agreed to offer an aggregate of 4,800,000 Common Stock purchase warrants to the holders of the Project Shares in consideration for which Synergetics agreed to cancel any further obligation on the part of the Company to pay royalties to Synergetics. The exercise price of the warrants is $10 per share. The Company has agreed to register the shares of Common Stock underlying the warrants and no warrants will be offered to the holders of the Project Shares until such time as the registration statement relating to such shares has been declared effective by the Securities and Exchange Commission. After issuance, the warrants will not be exercisable until the first to occur of (i) the date that the per share closing bid price of the Common Stock is equal to or greater than $37.50 per share for a period of 15 consecutive trading days, or (ii) September 30, 2000. In addition, the warrants will become immediately exercisable in the event of a merger or similar transaction in which the Company is not the surviving entity or the sale of substantially all of the Company assets.

                                USE OF PROCEEDS

     All of the Shares, if and when sold, are being offered and sold by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest, and the Company will not receive any proceeds from the sale of such Shares.

                             SELLING STOCKHOLDERS

     The Selling Stockholders are the seven entities who acquired the Shares pursuant to the Offering in March 1998. None of the Selling Stockholders are affiliated in any way with the Company or any of its affiliates, and neither the Selling Stockholders nor any of their affiliates have any relationship of any type with the Company and its affiliates other than the presently established investment relationships between the Selling Stockholders, on the one hand, and the Company, on the other hand. To the best of the Company's knowledge, except as stated in this Prospectus, none of the Selling Stockholders have held any office or maintained any material relationship with the Company or any of its predecessors or affiliates over the past three years. The Selling Stockholders reserve the right to reduce the number of shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder.

     The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Stockholders as of the date of this Prospectus and the number of such shares included for sale in this Prospectus.

                                            NUMBER OF
                                            SHARES OF
                                          COMMON STOCK
                                          BENEFICIALLY        NUMBER OF         PERCENTAGE OF          SHARES OF
                                             OWNED            SHARES OF        OF COMMON STOCK          COMMON
NAME OF                                    PRIOR TO         COMMON STOCK      BENEFICIALLY OWNED      STOCK OWNED
SELLING STOCKHOLDERS                       OFFERING        OFFERED HEREBY       AFTER OFFERING       AFTER OFFERING
-------------------------------------------------------------------------------------------------------------------
Dominion Capital Fund, Ltd.                 944,444        3,138,462 (1)(2)         (3)                   (3)

Sovereign Partners, LP                      666,666        2,215,384 (1)(2)         (3)                   (3)

Excalibur Limited Partnership               155,556          516,923 (1)(2)         (3)                   (3)

Canadian Advantage Limited Partnership      166,667          553,846 (1)(2)         (3)                   (3)

Endeavor Capital Fund, S.A.                 288,889          960,000 (1)(2)         (3)                   (3)

JNC Opportunity Fund Ltd.                 1,000,000        3,323,077 (1)(2)         (3)                   (3)

Diversified Strategic Fund, L.P.            111,111          369,231 (1)(2)         (3)                   (3)
_________________________

     (1) Includes shares issuable on the Second Tranche Date, assuming the satisfaction or waiver by the Selling Stockholders of certain conditions and the payment by the respective Selling Stockholders of the corresponding installment of the purchase price, in the following amounts to the following persons: (i) Dominion Capital Fund, Ltd.-- 944,444 shares; (ii) Sovereign Partners, LP--666,666 shares; (iii) Excalibur Limited Partnership--155,556 shares; (iv) Canadian Advantage Limited Partnership--166,667 shares; (v) Endeavor Capital Fund, S.A.-- 288,889 shares; (vi) JNC Opportunity Fund, Ltd.--1,000,000 shares; and
         (vii) Diversified Strategies Fund, L.P.--111,111 shares.

     (2) Includes Reset Shares that could be issuable at the Second Tranche Date and/or on that date which shall be the first day after the expiration of the 60-day period following the Second Tranche Date to the following Selling Stockholders in the following amounts: (i) Dominion Capital Fund, Ltd.-- 1,249,573 shares; (ii) Sovereign Partners, LP--882,051 shares; (iii) Excalibur Limited Partnership--205,812 shares; (iv) Canadian Advantage Limited Partnership--220,513 shares; (v) Endeavor Capital Fund, S.A.--382,222 shares; (vi) JNC Opportunity Fund, Ltd.-- 1,323,077 shares; and (vii) Diversified Strategies Fund, L.P.--147,009 shares. The actual number of Reset Shares that may be issued pursuant to the Offering is dependent upon the market price of the Common Stock during the two relevant 60-day average measuring periods, and will therefore vary according to actual market conditions prevailing during those time periods. Solely for purposes of estimating the number of shares of Reset Shares to be included in the registration statement of which this Prospectus is part, the Company and the Selling Stockholders have assumed a hypothetical average market price during the 60-day measuring periods of $3.25 per share, which price when used in the formula for calculating the number of Reset Shares issuable as described above, yields the number of Reset Shares for each of the Selling Shareholders as is set forth in this Note (2). The actual number of Reset Shares issued could differ substantially, or no Reset Shares could be issued. Also includes, pursuant to Rule 416, such additional indeterminate number of shares of such Common Stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions or to provide for changes in the number of shares of Common Stock as are issuable as Reset Shares.

     (3) There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.


                             PLAN OF DISTRIBUTION

     Pursuant to registration rights agreements between the Company and the Selling Stockholders executed in connection with the Offering (collectively the "Registration Rights Agreement"), the Company agreed to file with the Commission a registration statement covering resales of the Shares by the date hereof, and to use its best efforts to cause such registration statement to be declared effective as promptly as possible after the filing thereof, but in any event
prior to June 10, 1998.   Upon and after the effectiveness of the Registration
Statement, the Selling Stockholders may sell all or a portion of the Shares held by them from time to time while the Registration Statement of which this Prospectus is a part remains effective. The Company has agreed that it will use its best efforts to keep the Registration Statement effective for a period of two years commencing on the effective date of the Registration Statement (or a shorter period if all of the Shares have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act prior to the expiration of the three-year period). The aggregate proceeds to the Selling Stockholders from the sale of Shares offered by the Selling Stockholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

     The Selling Stockholders and their pledgees, donees, transferees and successors-in-interest may from time to time, sell all or a portion of the Shares on the NASDAQ SmallCap Market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, including short sales against the box, and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholders to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sale to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith. If the Selling Stockholders engage in such transactions, the determination of the number of Reset Shares the Company may issue in connection with the Offering may be affected. From time to time the Selling Stockholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged shares of Common Stock from time to time.

     The Company is required to pay all fees and expenses incident to the offering and sale of the Shares, including fees and disbursements of up to $3,500 of counsel to the Selling Stockholders in some circumstances. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     In order to comply with the securities laws of certain states, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Shares may be subject to the notice filing requirements of certain states.

     The Selling Stockholders are not restricted as to the price or prices at which they may sell the Shares. Sales of such Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares which may be sold at any one time. The Selling Stockholders and their pledgees, donees, transferees and successors in interest are acting independently of the Company in making decisions with respect to the timing, manner and size of each sale.

     The Company has advised the Selling Stockholders that the anti-manipulative rules under the Exchange Act, including Regulation M, may apply to sales in the market of the Shares offered hereby and has furnished the Selling Stockholders with a copy of such rules. The Company has also advised the Selling Stockholders of the requirement for the delivery of this Prospectus in connection with resales of the Shares offered hereby.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Durham, Evans, Jones & Pinegar, P.C., 50 South Main Street, Suite 850, Salt Lake City, Utah 84144.

                                    EXPERTS

     The consolidated financial statements of fonix corporation and subsidiary as of December 31, 1997 and for the year then ended and for the period from inception (October 1, 1993) to December 31, 1997, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said
report.   Reference is made to said report which includes an explanatory paragraph regarding the Company's ability to continue as a going concern.

     The consolidated financial statements of fonix corporation and subsidiary as of December 31, 1996 and for the year then ended and for the period from inception (October 1, 1993) to December 31, 1996, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, and is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of fonix corporation and subsidiary for the year ended December 31, 1995 and for the period from inception (October 1, 1993) to December 31, 1995, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference in this Prospectus, have been audited by Pritchett, Siler & Hardy, P.C., independent auditors, as stated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as
experts in accounting and auditing in giving said report.   Reference is made to
said report which includes an explanatory paragraph regarding the Company's ability to continue as a going concern.

                               TABLE OF CONTENTS
                                     PAGE
                             ____________________


Available Information.............................................   3
Incorporation of Certain Documents By Reference...................   3
Special Note Regarding Forward-Looking Information................   4
Prospectus Summary................................................   5
Risk Factors......................................................   6
The Company.......................................................  12
Use of Proceeds...................................................  17
The Selling Stockholders..........................................  17
Plan of Distribution..............................................  18
Legal Matters.....................................................  19
Experts...........................................................  19


================================================================================

                               FONIX CORPORATION


                              11,076,922  SHARES

                                 COMMON STOCK



                             ____________________

                                  PROSPECTUS

                              ___________________

                                APRIL __, 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


Filing Fee - Securities and Exchange Commission    $15,266
Legal fees and expenses of the Company              35,000
Accounting fees and expenses                        20,000
Blue Sky fees and expenses                              --
Printing expenses                                       --
Miscellaneous expenses                               5,000
                                                   =======
Total Expenses                                     $75,266

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Ninth of the registrant's Charter provides that, the registrant shall, "to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     Article VII, Section 7 of the registrant's Bylaws further provides that the registrant "shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware."



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM 16. LIST OF EXHIBITS.


5     Opinion of Durham, Evans, Jones & Pinegar, P.C.

23.1 Consent of Durham, Evans, Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.

23.2  Consent of Arthur Andersen LLP

23.3  Consent of Deloitte & Touche LLP

23.4  Consent of Pritchett, Siler & Hardy, P.C.

24    Power of Attorney (See page II-5 of this Registration Statement).

-------------------

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 13th day of April, 1998.


                                    fonix corporation



                                    By: /s/ Stephen M. Studdert
                                       ---------------------------
                                        Stephen M. Studdert
                                        Chairman,
                                        Chief Executive Officer


                               POWER OF ATTORNEY


     We, the undersigned officers and directors of fonix corporation hereby severally constitute Stephen M. Studdert and Thomas A. Murdock, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable fonix corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                  TITLE                                  DATE
------------               ----------------------                 ------

/s/ Stephen M. Studdert    Chairman and Chief Executive Officer   April 13, 1998
------------------------      (Principal Executive Officer)
Stephen M. Studdert

/s/ Roger D. Dudley        Executive Vice President Finance       April 13, 1998
------------------------   (Principal Financial Officer)
Roger D. Dudley

/s/ Douglas L. Rex         Chief Financial Officer (Principal     April 13, 1998
------------------------   Accounting Officer)
Douglas L. Rex

/s/ Alan C. Ashton         Director                               April 13, 1998
------------------------
Alan C. Ashton, Ph.D.

/s/ Joseph Verner Reed     Director                               April 13, 1998
------------------------
Ambassador Joseph Verner Reed

/s/ John A. Oberteuffer    Director                               April 13, 1998
------------------------
John A. Oberteuffer, Ph.D.

/s/ Rick D. Nydegger       Director                               April 13, 1998
------------------------
Rick D. Nydegger

                           Director                               April __, 1998
------------------------
James B. Hayes

/s/ Thomas A. Murdock      Director                               April 13, 1998
------------------------
Thomas A. Murdock

/s/ Reginald Brack         Director                               April 14, 1998
------------------------
Reginald Brack

                                 EXHIBIT INDEX


5     Opinion of Durham, Evans, Jones & Pinegar, P.C.

23.1 Consent of Durham, Evans, Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.

23.2  Consent of Arthur Andersen LLP

23.3  Consent of Deloitte & Touche LLP

23.3  Consent of Pritchett, Siler & Hardy, P.C.

24    Power of Attorney (See page II-5 of this Registration Statement).